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KLA’s Progress on Environmental Goals and Approach to Assessing Scope 3 Emissions October 2022

KLA is on track with Climate Goals 2021 Refined our greenhouse gas emissions inventory Set a goal to use 100% renewable electricity across global operations by 2030 2022 Set a goal of achieving net zero Scope 1 and 2 emissions by 2050 Added interim goal of a 50% reduction in Scope 1 and 2 emissions by 2030 2023 Doing the hard work to understand and address Scope 3 emissions Modeling technological/engineering improvements to reduce emissions associated with use of our products Planning engagement with top suppliers on their GHG profiles to reduce emissions associated with purchased goods & services These actions aim to address our two largest categories of Scope 3 emissions (responsible for approx. 96% of our Scope 3 emissions profile) Expected update of our Scope 3 strategy in 2023

KLA believes in a responsible, impactful approach to ESG KLA is motivated by the continuous drive to be better, and we are working diligently to understand and address climate issues AYS proposal would result in a less robust foundation for decision-making and less accurate results We are opposed to irresponsibly announcing a goal on Scope 3 before we have analyzed the implications of such a goal and what it means for our business in real terms We want our goal to reflect what we believe is genuinely feasible Academics, regulators, journalists, and other parties have criticized the rush of net zero pledges as empty and potentially counterproductive

AYS claims regarding Scope 3 are not accurate or reasonable ISSUE/AYS STATEMENT KLA RESPONSE Misleading data: AYS states KLA’s operational emissions increased year over year As stated in KLA’s latest Global Impact Report, our figures for emissions increased because of better data availability from recent acquisitions GHG emissions: AYS states that KLA is leaving 99% of GHG emissions unaddressed KLA’s work in process is focused on emissions reduction opportunities for ~96% of our Scope 3 emissions SBTi-certified emissions reduction commitment: AYS claims that KLA’s peers have committed to SBTi-certified emissions reduction goals SBTi’s database indicates that most of the companies AYS cites have (sensibly) committed to near-term goals only Duplicative Request: AYS is requesting an unnecessary report Our research is already underway – additional research would be duplicative, not change the timeline and cause significant disruption to our business. We urge you to VOTE AGAINST a proposal that would irresponsibly rush the Company into disclosure before relevant information has been gathered and analyzed.

KLA urges a vote against proposal #4 the AYS shareholder proposal The AYS proposal’s request is not simple or benign. Any emissions reduction plan, including “net zero” requires a sophisticated, cross-department effort. KLA is already executing on a thoughtful plan that will produce an update in 2023. AYS’s demand for a report is unnecessary and duplicative. KLA actions are well underway: Filling in gaps on product efficiency modeling Reviewing and validating modeling assumptions Future efficiency models Moore’s Law assumptions (transistor density) Flat panel display assumptions (display size) Performing tie-out of modeling and related assumptions to validate accuracy Developing and aligning Scope 3 target recommendation Providing an update of our Scope 3 strategy in 2023

Thank You for your Consideration and Support